As filed with the Securities and Exchange Commission on June 15, 2016

Registration No. 333-209113

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to
FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SECOND SIGHT MEDICAL PRODUCTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

California	3845	02-0692322
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12744 San Fernando Road, Suite 400

Sylmar, California 91342

(818) 833-5000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Will McGuire

President and Chief Executive Officer

SECOND SIGHT MEDICAL PRODUCTS, INC.

12744 San Fernando Road, Suite 400

Sylmar, California 91342

(818) 833-5000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Aaron A. Grunfeld

Law Offices of Aaron A. Grunfeld & Associates

11111 Santa Monica Boulevard, Suite 1840

Los Angeles, California 90025

(310) 788-7577

Approximate date of commencement of proposed sale to the public: This post-effective amendment no. 1 deregisters those securities that remain unsold hereunder as of the date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

On January 25, 2016, Second Sight Medical Products, Inc. (the “Company”) filed a registration statement on Form S-1 (File No. 333-209113) (the “Registration Statement”) with respect to the registration and sale of up to 10,000,000 shares of common stock for maximum aggregate proceeds of $19,820,520 (the “Rights Offering”) to holders of its common stock on May 13, 2016. The Registration Statement was declared effective on May 9, 2016. As reported in its Current Report on Form 8-K filed June 2, 2016, the Company concluded the Rights Offering on May 31, 2016. The closing price of the Company's common stock on that date as reported by Nasdaq was $3.90 per share which resulted in a subscription price of $3.315 per share. We received a total of approximately $19,818,611 from shareholders who exercised their subscription rights (including both basic and over subscriptions) and as a result we issued 5,978,465 shares of our common stock to those subscribing shareholders.

In accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of post-effective amendment any of the securities remaining unsold at the termination of the offering, the Company, by filing this Post-Effective Amendment No. 1, hereby removes from the Registration Statement the 4,021,535 shares of common stock that were registered and issuable but unsold in the Rights Offering.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sylmar, State of California, on June 14, 2016.

SECOND SIGHT MEDICAL PRODUCTS, INC.

By:	/s/ Will McGuire
Will McGuire
President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 in reliance on Rule 478(a)(4) of the Securities Act.

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